EXHIBIT 10.3
AMENDMENT NO. 1
to the
EMPLOYMENT AGREEMENT
          AMENDMENT (“Amendment No. 1”) effective the 1st day of January 2009, by and between Polo Ralph Lauren Corporation, a Delaware corporation (the “Corporation”), and Tracey Travis (the “Executive”).
          WHEREAS, the Executive has been employed with the Corporation pursuant to an Employment Agreement dated March 26, 2007 (the “Employment Agreement”); and
          WHEREAS, the Corporation and the Executive wish to amend the Employment Agreement to bring it into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued or to be issued by the Department of the Treasury thereunder;
          NOW, THEREFORE, the parties hereby agree to amend the Employment Agreement as follows.
     1. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Employment Agreement. All other terms and conditions of the Employment Agreement that are not modified below shall continue to remain in full force and effect.
     2. Section 2.1(e) is hereby amended to read as follows:
     “(e) Voluntary Termination. The Executive may voluntarily terminate the Executive’s employment with the Corporation at any time, with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean a termination of employment by the Executive within sixty (60) days following the occurrence of (A) a material diminution in or adverse alteration to Executive’s title, base salary, position or duties, including no longer reporting to Ralph Lauren, Chief Executive Officer, or Roger Farah, Chief Operating Officer, (B) the relocation of the Executive’s principal office outside the area which comprises a fifty (50) mile radius from New York City, or (C) a failure of the Corporation to comply with any material provision of this Agreement provided that the events described in clauses (A), (B), and (C) above shall not constitute Good Reason (1) until the Executive provides written notice to the Corporation of the existence of such diminution, change, reduction, relocation or failure within thirty (30) days of its occurrence and (2) unless such diminution, change, reduction or failure (as applicable) has not been cured within thirty (30) days after written notice of such noncompliance has been given by the Executive to the Corporation.”

     3. Section 2.3(a)(i) is hereby amended to read as follows:
     “(i) Severance. Subject to Section 2.3(a)(v) and Section 4.1(a) hereof, the Corporation shall: (a) beginning with the first payroll period following the 30th day following the date of termination of Executive’s employment, continue to pay the Executive, in accordance with the Corporation’s normal payroll practice, Executive’s Base Compensation, as in effect immediately prior to such termination of employment, for the longer of the balance of the Term or the one-year period commencing on the date of such termination (whichever period is applicable shall be referred to herein as the “Severance Period”), provided that the initial payment shall include Base Compensation amounts for all payroll periods from the date of termination through the date of such initial payment; and (b) pay to the Executive, on the last business day of the Severance Period, an amount equal to the bonus paid to the Executive for the most recently completed fiscal year prior to the fiscal year in which Executive’s employment is terminated. If the Corporation has not paid any such bonus to the Executive, then the Corporation shall not be obligated to make any bonus payment to the Executive. Under no circumstances shall the Executive be entitled to any bonus payment for the fiscal year in which Executive’s employment is terminated. Notwithstanding the foregoing, in order to receive any severance benefits under this Section 2.3(a)(i), the Executive must sign and not timely revoke a release and waiver of claims against the Corporation, its successors, affiliates, and assigns, in a form acceptable to the Corporation on or prior to the 30th day following the date of termination of Executive’s employment.”
     4. Section 2.3(a)(v) is hereby amended to read as follows:
     “(v) Section 409A. Notwithstanding any provision in this Agreement to the contrary, no amounts shall be payable pursuant to Section 2.3(a) or Section 4.1(a) unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations. If the Executive is determined to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended, and the rules and regulations issued thereunder (the “Code”), then no payment that is payable under Sections 2.3(a)(i) or 4.1(a) hereof (the “Severance Payment”) on account of Executive’s “separation from service” shall be made before the date that is at least six months after the Executive’s “separation from service” (or if earlier, the date of the Executive’s death) if and to the extent that the Severance Payment constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A of the Code and such deferral is required to comply with the requirements of Section 409A of the Code. For the avoidance of doubt, no portion of the Severance Payment shall be delayed for six months after the Executive’s “separation from service” if such portion (x) constitutes a “short term deferral” within the meaning of Section 1.409A-1(a)(4) of the Department of Treasury Regulations, or (y) (A) it is being paid due to the Corporation’s termination of the Executive’s employment without Cause or the

Executive’s termination of employment for Good Reason; (B) it does not exceed two times the lesser of (1) the Executive’s annualized compensation from the Corporation for the calendar year prior to the calendar year in which the termination of the Executive’s employment occurs, or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment terminates; and (C) the payment is required under this Agreement to be paid no later than the last day of the second calendar year following the calendar year in which the Executive incurs a “separation from service”. For purposes of Section 409A of the Code, the Executive’s right to receive installment payments pursuant to Section 2.3(a) shall be treated as a right to receive a series of separate and distinct payments. To the extent that any reimbursement of any expense under Section 1.4(e) or in-kind benefits provided under this Agreement are deemed to constitute taxable compensation to the Executive, such amounts will be reimbursed or provided no later than December 31 of the year following the year in which the expense was incurred. The amount of any such expenses reimbursed or in-kind benefits provided in one year shall not affect the expenses or in-kind benefits eligible for reimbursement or payment in any subsequent year, and the Executive’s right to such reimbursement or payment of any such expenses will not be subject to liquidation or exchange for any other benefit. The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of the Executive’s separation from service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).”
     5. The second paragraph of Section 4.1(c) is hereby amended by adding the following provision after the first sentence of that paragraph:
     “Notwithstanding the forgoing, all Gross-up Payments shall be made to the Executive no later than the end of the calendar year following the calendar year in which the Executive remits the Excise Tax.”
     6. A new Section 5.10 is hereby added that reads as follows:
     “5.10 Compliance with Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Corporation determines that any compensation or benefits payable or provided hereunder may be subject to Section 409A, the Corporation reserves the right (without any obligation to do so or to indemnify the Executive for failure to do so) to adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Corporation reasonably determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (b) comply with the requirements of Section 409A.”
          IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 effective as of the date first above written.
POLO RALPH LAUREN CORPORATION

/s/ Mitchell Kosh	/s/ Tracey Travis

By: Mitchell Kosh	TRACEY TRAVIS
Title: Senior Vice President – Human
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